EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-254526) and Form S-8 (No. 332-218408 and No. 333-204545) of Central Valley Community Bancorp (the “Company”), of our report dated March 15, 2024, relating to the 2023 consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for the allowance for credit losses), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

Sacramento, California
March 15, 2024